Exhibit 99.1

Press Release
April 3, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Buys Two Tennessee Scrap Yards

FORT WAYNE, INDIANA, April 3, 2007—Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced it has reached an agreement to purchase two privately owned metals recycling facilities in eastern Tennessee. The facilities are Elizabethton Iron & Metal in Elizabethton, Tennessee, and Johnson City Iron & Metal, in Johnson City, Tennessee. Together, the two scrap yards typically process in excess of 225,000 tons of ferrous scrap per year.

These yards will likely supply a portion of the ferrous scrap requirements to Steel Dynamics’ Roanoke Bar Division in Roanoke, Virginia, as well as to continue to sell ferrous and non-ferrous materials on the open market. The Tennessee yards will augment the steel scrap supplied to the Roanoke mill by company-owned Shredded Products, LLC, which operates facilities in Montvale, Virginia, and Rocky Mount, Virginia. After the close of the acquisition of the Tennessee facilities, the four company-owned yards are expected to be able to supply more than half of the ferrous scrap consumed by the Roanoke Bar Division.

Forward-Looking Statements

This press release contains some predictive statements about future events, the purchase and operation of additional scrap processing facilities and the use of a portion of the scrap generated by these facilities in SDI’s mini-mills. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:            Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com